Exhibit 10.20

Adient plc
Executive Share Ownership Guidelines

I.Purpose - The Executive Share Ownership Guidelines (the “Guidelines”) for Adient plc (“Adient”) are intended to promote sound corporate governance by closely aligning interests of senior executives with those of Adient’s shareholders and strongly motivating executives to build long-term share value.

II.Participants - The Guidelines apply to all employees in bands E0 - E5 globally (the “Participants”).

III.Determination of Guidelines - The Guidelines call for an ownership expectation of Adient ordinary shares with a fair market value (based on the average of the prior calendar year’s daily closing prices of an Adient ordinary share as reported on the New York Stock Exchange (the “Closing Price”)) defined as follows:

1.Equal to six (6) times the Participant’s base salary for E0;
2.Equal to three (3) times the Participant’s base salary for E1 and E2;
3.Equal to a fixed number of shares based on level and region for E3 – E5.

For Participants with a base salary multiple guideline, target ownership will be calculated using his or her base salary as of the reporting date and the Closing Prices.

Each year Participants will receive a communication regarding his or her target ownership expectation.

*Each Participant covered by the Guidelines on November 7, 2016 must reach their ownership requirement no later than October 1, 2021, which generally provides a five year “grow in” period. It is also the intent of the Guidelines that the Participant increases his or her share ownership as their annual salary increases.
*If a Participant is promoted to a position with a higher ownership requirement as a multiple of base salary, the Participant’s new ownership requirement will be communicated to the Participant as soon as practical after the promotion, and the Participant’s five year “grow in” period to reach the new ownership requirement will start over from the date of the Participant’s promotion.
*Each employee who first becomes a Participant after November 7, 2016 must reach his or her ownership requirement no later than five years after becoming an eligible Participant.
*After a Participant completes their five year “grow in” period, satisfaction of their ownership expectations will be determined on an annual basis.

IV.Shares Counted – The following shares count towards satisfaction of the Guidelines:

*Shares owned outright by the Participant or his or her immediate family members permanently residing in the same household;
*Shares held by the Participant in an Adient or affiliate-sponsored 401(k) plan;

*Restricted shares or restricted share units (unvested) granted to the Participant;
*Share units deferred by the Participant under nonqualified deferred compensation plans; and
*Shares held in trust for the benefit of the Participant.

V.Consequences for Failure to Meeting Ownership Expectations – Participants not meeting their required ownership level within the five-year period:

1.with regard to share options or stock appreciation rights settled in shares, may only be permitted to exercise and hold the resulting after-tax shares, and
2.with regard to shares issued under an Adient restricted stock unit or performance share unit award, may only be permitted to hold their after-tax shares and may not be permitted to sell such shares until the Participant’s ownership requirements are met.

VI.Administration - The Guidelines are administered and interpreted by the Vice President and Chief Human Resources Officer (“CHRO”). Participants will be required to provide documentation supporting their holdings acceptable to the CHRO. The CHRO will report annually to the Compensation Committee of the Adient Board of Directors on the Participants’ compliance with the Guidelines. The Compensation Committee may revise the Guidelines at any time.